SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 29, 2018 (May 24, 2018)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1550 Market St. #350

Denver, CO 80202

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 24, 2018, the board of directors of Red Lion Hotels Corporation (the “Company”) promoted Nate Troup, our Senior Vice President, Chief Accounting Officer, to the position of principal accounting officer.

Prior joining the Company on May 8, 2018, Mr. Troup was the Vice President, Chief Accounting Officer and Corporate Controller for Westmoreland Coal Company (WCC) from June 2015. At WCC he was responsible for the accounting department of both WCC and Westmoreland Resource Partners, LP (WMLP), a publicly traded subsidiary of WCC, where he oversaw technical accounting, SEC reporting, financial close and internal controls. Additionally, since 2016, Mr. Troup served as the Interim Chief Financial Officer for WMLP.

From 2011 until 2015, Mr. Troup held several progressive roles including Vice President, Chief Accounting Officer, Controller during his tenure at DigitalGlobe, Inc. Prior to DigitalGlobe, Troup held roles at The Siegfried Group, LLP and Ernst & Young.

There are no arrangements or understandings between Mr. Troup and any other persons pursuant to which he was selected as an officer and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On April 5, 2018, we entered into a letter agreement with Mr. Troup, effective as of his start date of May 8, 2018, under which he would be employed by us on an at-will basis, and which contains the following terms regarding his compensation:

Mr. Troup is entitled to an annual base salary of $240,000, and is eligible to participate in our executive officer bonus plan, with an initial target bonus for 2018 equal to 40% of his base salary, prorated for the portion of the year he is employed by the Company. Mr. Troup also received a one-time starting bonus of $20,000, which he will be required to repay if he leaves the Company prior to the one year anniversary of his start date. Mr. Troup is eligible to receive an annual grant of equity under our 2015 Stock Incentive Plan in the discretion of our Compensation Committee. Such equity grant would be equal in value to 40% of Mr. Troup’s annual base salary, a portion of which would be in the form of restricted stock units (RSUs) that will vest annually in equal tranches of 25% on each of the four anniversaries of the grant date, and the balance of which would be issued in the form of performance stock units (“PSUs”) that will vest in accordance with performance metrics to be determined by the Compensation Committee in its sole discretion and consistent with the terms and conditions of PSUs issued to the Company’s other executive officers.

Mr. Troup will be eligible to participate in the employee benefits programs that are available to any newly hired senior vice president, as well as other benefits that are subsequently added for senior vice presidents for which he is qualified as an officer of the Company.

Mr. Troup is also entitled to certain severance benefits if his employment is terminated by the Company. If the Company terminates Mr. Troup at any time without cause, he will be entitled to receive a lump-sum severance payment equal to one-half of his base annual salary for the year in which the termination occurs.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At our annual meeting of shareholders on May 24, 2018, three matters were submitted to a vote of our shareholders. The voting results were as follows:

1. Election of Directors. Each of the following nine individuals were elected to serve on our board of directors for terms that end at the 2019 annual meeting of shareholders. The number of votes cast for and against each nominee, the number of abstentions and the number of broker non-votes, were as follows:

Nominee	For	Against	Abstain	Broker Non-Votes
Ray Brandstrom	14,195,202	364,451	403	8,629,075
Jim Evans	14,171,536	388,219	301	8,629,075
Enrico Marini Fichera	13,899,347	649,088	11,621	8,629,075
Joseph Megibow	14,244,660	315,093	303	8,629,075
Greg Mount	14,247,766	311,887	403	8,629,075
Bonny Simi	14,241,690	318,063	303	8,629,075
Michael Vernon	14,151,979	407,574	503	8,629,075
Alexander Washburn	13,966,601	593,152	303	8,629,075
Bob Wolfe	14,248,096	311,557	403	8,629,075

2. Ratification of appointment of auditors. The shareholders ratified the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018. The number of votes cast for and against the proposal, and the number of abstentions, were as follows:

For	Against	Abstain
22,728,364	459,231	1,536

3. Advisory vote on executive compensation. The shareholders approved, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the annual meeting under the captions “Compensation Discussion and Analysis” and “Executive Compensation”. The number of votes cast for and against the proposal, and the number of abstentions and broker non-votes, were as follows:

For	Against	Abstain	Broker Non-Votes
14,323,104	236,176	776	8,629,075

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Date: May 29, 2018	By:	/s/ Douglas L. Ludwig
Douglas L. Ludwig
Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)